Exhibit 21.1

PHOTOMEDEX, INC.
a Nevada corporation

LIST OF SUBSIDIARIES
(as of December 31, 2014)

Radiancy, Inc. a Delaware corporation
PhotoMedex Technology, Inc., a Delaware corporation
Lumiere, Inc., a Nevada corporation
Radiancy (Israel) Ltd., a company organized under the laws of Israel
Photo Therapeutics Limited, a company organized under the laws of England and Wales
Lightsource Laboratories, Ltd., a company organized under the laws of England and Wales
LK Technology Importaçăo E Exportaçăo LTDA, a limited liability company organized under the laws of Brazil
PhotoMedex (India) Private Limited, a company organized under the laws of India
Radiancy (HK) Limited, a company organized under the laws of Hong Kong
PhotoMedex Korea Ltd., a company organized under the laws of South Korea
PhotoMedex de Colombia S.A.S., a company organized under the laws of Colombia
LCA-Vision, Inc., a Delaware corporation **
Lasik Insurance Company Ltd., a company organized under the laws of the Cayman Islands**
LCA-Vision (Canada) Inc., a company organized under the laws of Ontario, Canada**
Columbus Eye Associates, Inc., an Ohio company**
Lasikplus of Denver, P.C., a Colorado company**
Lasikplus of Texas, P.A., a Texas company**
ProCyte Corporation, a Washington corporation *
Photo Therapeutics, Inc., a Delaware corporation *

*  Merged with PhotoMedex, Inc. on December 31, 2011

** Held for sale as a discontinued operation

E-21.1